EXHIBIT 99.1

Link Media Outdoor Announces the Acquisition of Tammy Lynn Outdoor, LLC

July 31, 2018

OMAHA, Neb.--(BUSINESS WIRE) – Link Media Outdoor (“Link”), a subsidiary of Boston Omaha Corporation (NASDAQ: BOMN), has completed the acquisition of Tammy Lynn Outdoor, LLC (“Tammy Lynn”), based in Bluefield, West Virginia. For over 25 years, Tammy Lynn has been owned and operated by Bud and Tammy Acken and grew to become West Virginia’s 5th largest outdoor advertising company with over 250 billboard faces.

“We’re very pleased to have worked with Bud and Tammy Acken on this transaction who have spent years building a wonderful plant with land costs averaging around 5% of revenue,” said Jim McLaughlin, President and CEO of Link. “Link is excited to expand into new territories, like West Virginia, and we look forward to having the employees of Tammy Lynn join our team.”

The majority of the purchase will be completed using cash but, as part of the consideration for the purchase, Mr. Acken will receive 85,170 shares of Boston Omaha Class A common stock.  Boston Omaha has agreed to register these shares on a Form S-3 following the completion of the acquisition.  As of July 31, 2018, Boston Omaha had 20,922,854 shares of Class A common stock and 1,055,560 of Class B common stock issued and outstanding.

For more information on Link Media or for any outdoor advertising needs, please visit www.linkmediaoutdoor.com.

About Link Media Outdoor

Link Media Outdoor is engaged in the outdoor advertising business with billboard structures located throughout Alabama, Florida, Georgia, Virginia, West Virginia, and Wisconsin.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

Contacts

Link Media Outdoor

844-404-LINK

info@linkmediaoutdoor.com